Exhibit (p)(ii)

Baird Funds, Inc.
Riverfront Investment Group, LLC
Code of Ethics

August 12, 2008

TABLE OF CONTENTS

I.	General Principles			1

II.	Scope of the Code			2

III.	Standards of Business Conduct			2

	A.	Compliance with Laws and Regulations		2

	B.	Conflicts of Interest		3

	C.	Insider Information		3

IV.	Compliance Procedures			3

	A.	Personal Securities Transactions		3

	B.	Personal Securities Transaction Procedures and Reporting		4
		1.	Preclearance Procedures	4
		2.	Blackout Periods	5
		3.	Baird Funds Trading Restrictions	6
		4.	Exempt Transactions	7
		5.	Reporting Requirements & Certification of Compliance	8

V.	Recordkeeping			10

VI.	Administration and Enforcement of the Code of Ethics			10

	A.	Training and Education		10

	B.	Annual Review		11

	C.	Board Approval		11

	D.	Report to Board		11

	E.	Reporting Violations		11

	F.	Sanctions		11

	G.	Further Information Regarding the Code of Ethics		11

VII.	Definitions			12

ii

I.	General Principles

This Code of Ethics discusses the policies that apply to Riverfront Access Persons (as defined below) whose responsibilities place them in a potential conflict of interest with the Riverfront Long-Term Growth Fund (the “Riverfront Fund”) and other mutual fund series of Baird Funds, Inc. (each a “Fund” and collectively, “Baird Funds”).  A separate code of ethics applies to access persons who are associates of Robert W. Baird & Co. Incorporated (“Baird”), investment adviser to the Funds, or who are officers of Baird Funds.

Riverfront Investment Group, LLC (“Riverfront”) is appointed as investment sub-adviser to the Riverfront Fund, subject to the oversight of Baird.

Riverfront’s duties to the Funds (including the Riverfront Fund) require, among other things, that neither Riverfront nor the Riverfront Access Persons use information regarding Fund transactions for personal profit.  Riverfront will take such steps as are necessary to ensure that not only Riverfront’s transactions, but also Riverfront Access Person’s personal investments are conducted in a manner that avoids both actual conflicts of interest and the appearance of any abuse of the position of trust inherent in the relationship.  In an effort to accomplish this, Riverfront will require that:

a.	Riverfront Access Persons conduct personal securities transactions in a manner consistent with this Code of Ethics;

b.	Information pertaining to a Fund’s portfolio holdings remains confidential;

c.	Riverfront Access Persons do not manipulate their positions to their advantage; and

d.	Decisions relating to the Riverfront Fund’s investments are made based on the Riverfront Fund’s best interests.

Transactions will be reviewed for compliance with consideration of both the letter and spirit of this Code of Ethics.  Technical compliance with the provisions of this Code of Ethics will not excuse failure to adhere to either the general principle of fiduciary duty or the appropriate standards of professional responsibility; therefore, when requesting approval to make a personal investment, an Access Person should consider the potential appearance of the requested transaction as well as the specific facts.

Failure to comply with the provisions stated in this Code of Ethics could result in disciplinary action and possible termination of employment with Riverfront.

II.	Scope of the Code

Riverfront Access Persons are subject to this Code of Ethics.  A Riverfront Access Person is defined as:

1.	Any officer, director, or other employee of Riverfront (or of any company in a control relationship to Riverfront) who:

a.	Has access to nonpublic information regarding any of the Funds’ purchases or sales of securities;

b.	Has functions or duties that relate to the determination of which securities recommendations, purchases or sales shall be made to/for the Funds;

c.	Obtains any information regarding securities recommendations to the Funds prior to the publication of such recommendations; or

d.	Has access to nonpublic information regarding the portfolio holdings of any of the Funds.

2.	Any other natural person in a control relationship to Riverfront whoobtains information concerning recommendations made to the Funds withregard to the purchase or sale of securities for the Funds.

Baird is in a control relationship to Riverfront and its personnel are subject to a separate code of ethics.

III.	Standards of Business Conduct

A.	Compliance with Laws and Regulations

Riverfront Access Persons are required to comply with applicable securities laws including, but not limited to, the Investment Advisers Act of 1940 (the “Advisers Act”), Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002.

As part of this requirement, Riverfront Access Persons are not permitted, in connection with the purchase or sale of a security for any Fund, to either directly or indirectly:

•	Defraud a Fund or Baird;

•	Mislead a Fund, the Baird Funds’ Board of Directors or Baird by making an untrue statement of material fact or failing to disclose material facts to the Fund, the Baird Funds’ Board or Baird;

•	Engage in any act, practice, or course of conduct which operates or would operate as a fraud or deceit upon a Fund, the Baird Funds’ Board of Directors or Baird;

•	Engage in any manipulative practice with regard to a Fund, the Baird Funds’ Board of Directors or Baird; or

•	Engage in any manipulative practice in relation to securities, including but not limited to, price manipulation.

B.	Conflicts of Interest

As a fiduciary, Riverfront has an affirmative duty of care to act in the best interest of the Funds.  In order to comply with this duty, Riverfront and the Riverfront Access Persons must avoid conflicts of interest, and can do so by fully disclosing material information concerning any conflict that arises with respect to a Fund.

In addition, Riverfront Access Persons must act in the best interests of the Funds regarding trade execution and brokerage service costs.  Riverfront Access Persons must adhere to the allocation, aggregation, best execution, directed brokerage and soft dollar policies and procedures.

C.	Insider Information

Riverfront shall maintain, and Riverfront Access Persons shall comply with, policies and procedures that are reasonably designed to prohibit personal trading while in possession of material, non–public information.  A copy of such policies and procedures shall be provided to the Baird Funds’ Chief Compliance Officer for his review.

IV.	Compliance Procedures

A.	Personal Securities Transactions

Unless a transaction is exempt, Riverfront Access Persons must ensure that their personal trades as well as those of their Immediate Family (please refer to Section VII for a definition) members are precleared by Riverfront’s Chief Compliance Officer before initiating a securities transaction for their personal accounts, wherever such accounts are held.  Should a Riverfront Access Person know of any potential conflicts that may not be known by Riverfront’s Chief Compliance Officer, he should inform Riverfront’s Chief Compliance Officer at or prior to the preclearance request. If the transaction is not effected on the date on which preclearance is given, the Riverfront Access Person must submit a new request for subsequent approval.  GTC orders are not exempt from this requirement and, therefore, must be precleared daily until execution or cancellation of the order.

If a Riverfront Access Person effects a transaction in any security that is deemed to be a prohibited transaction, as outlined in part B of Section IV, such transaction may be cancelled.  Any losses sustained during the intervening period shall be the sole responsibility of the Riverfront Access Person, while any profit on the transaction must be relinquished and may be donated to a charitable organization designated by Riverfront.

Riverfront’s Chief Compliance Officer, in reviewing personal transactions, should consider whether the Access Person has any direct or indirect professional relationship with the issuer or if the proposed transaction has any substantial economic relationship to any securities being considered for purchase or sale for any Fund.  A Riverfront Access Person has a direct or indirect professional relationship with the issuer if, for example, the Riverfront Access Person provides consulting services to the issuer, or is an officer or director of the issuer or its affiliates.  A professional relationship may also exist if a Riverfront Access Person’s Immediate Family member has such a relationship with an issuer or its affiliates.

The Riverfront Access Person is in the best position to know whether additional information should be disclosed to Riverfront’s Chief Compliance Officer.  A Riverfront Access Person must, therefore, disclose any personal interest that either is, or might be, a conflict with the interest of a Fund.  A transaction should only be approved after considering whether additional information may be required.

Riverfront Access Persons are required to obtain approval from Riverfront’s Chief Compliance Officer before investing in an initial public offering (“IPO”) or private investment.  If approval is granted, the resulting transaction must be included on the Access Person’s Personal Securities Transaction Attestation (refer to Exhibit B).

B.	Personal Securities Transaction Procedures and Reporting

1.	Preclearance Procedures

Riverfront Access Persons shall follow the preclearance procedures described in the previous section, except if exempted.  In any event, no Riverfront Access Persons or their Immediate Family members shall purchase or sell, directly or indirectly, any Security (defined in Section VII) which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership (defined in Section VII) and which he, she, or an Immediate Family member knows or should have known at the time of such purchase or sale is:

a.
The subject of an initial public offering in any equity securities or securities convertible into equity securities (unless the Riverfront Access Person requests and receives prior written approval as discussed in Part A of Section IV);

b.	Offered pursuant to a limited offering or private placement memorandum (unless the Riverfront Access Person requests and receives prior written approval as discussed in part A of Section IV); or,

c.	Prohibited by the guidelines described in more detail below.

2.	Blackout Periods

These prohibitions do not prevent Riverfront Access Persons from owning or purchasing securities that may be owned or held by one or more Funds.  Certain transactions, however, shall be permitted only if the Riverfront Access Person’s personal transaction occurs between one and seven calendar days before or after the Riverfront Fund transaction.  In an effort to avoid any assertion that the Riverfront Access Person could benefit from a Riverfront Fund transaction that could move the security price up, Riverfront Access Persons should adhere to the following guidelines, unless exempted:

i.
A Riverfront Access Person may not sell personally held securities until at least seven calendar days after the Riverfront Fund has completed purchases.  However, a Riverfront Access Person may sell a security currently held in his/her personal account if the Riverfront Access Person sells at least one calendar day prior to purchasing the security for the Riverfront Fund.

ii.
A Riverfront Access Person may not buy securities in a personal transaction if purchases in the same securities are then effected for the Riverfront Fund during the seven calendar day period following the personal transaction.  However, a Riverfront Access Person may buy a security that has been purchased for the Riverfront Fund if the Riverfront Access Person purchases at least one calendar day after purchasing the security for the Riverfront Fund.

Similarly, to prevent Riverfront Access Person from profiting as a result of Riverfront Fund transactions that have the ability to decrease the security price, Riverfront Access Persons should adhere to the following guidelines:

i.
A Riverfront Access Person may not buy securities in a personal transaction until at least seven calendar days after Riverfront Fund has sold the security.  However, a Riverfront Access Person may buy a security that will be sold for the Riverfront Fund if the Riverfront Access Person purchases at least one calendar day before selling the security for the Riverfront Fund.

ii.
A Riverfront Access Person may not sell securities in a personal transaction if the Riverfront Fund then sells the same securities during the seven calendar day period following the personal transaction.  However, a Riverfront Access Person may sell a security that has been sold for the Riverfront Fund if the Riverfront Access Person sells at least one calendar day after selling the security for the Riverfront Fund.

A Riverfront Access Person may buy or sell a security on the same day that it will be traded for the Riverfront Fund, only if the following statements apply:

i.	Market capitalization of the security exceeds $3 billion on the day of the transaction(s); and

ii.	The transaction for the Riverfront Access Person does not represent, either at the time of the transaction or upon conversion, the purchase or sale of more than 1,000 shares of common stock; and

iii.	The Riverfront Access Person’s transaction is effected subsequent to advisory client transactions.

These guidelines do not set forth every possible combination of security transactions; however, any proposed transactions shall be reviewed during the preclearance process using these, or similar constraints.  In some cases, Riverfront’s Chief Compliance Officer may grant appropriate exceptions based on the facts.  Such exceptions may be granted after consideration of market volume and capitalization, shares outstanding, recent market trends, conflicts of interest, etc.

3.	Baird Funds Trading Restrictions

No Riverfront Access Person shall sell, directly or indirectly, or acquire any direct or indirect interest in any Security which he or she knows or should have known at the time of purchase or sale:

a.	Is a security for which a Fund has an open order pending; or

b.	Is an offsetting transaction effected in the same or equivalent security within the most recent 60 calendar days.

Riverfront Access Persons are required to preclear their purchases and sales of shares of the Baird Funds.  However, they are NOT required to preclear periodic investment plan (e.g. 401(k) Plan or Automatic Investment Plan) purchases or automatic withdrawals.

As the Baird Funds are intended to be long-term investment vehicles and not to provide a means of speculating on short-term market movements, Riverfront Access Persons’ purchase and sale activity of the Baird Funds will be monitored for inappropriate trading on a periodic basis by the Baird Funds’ Chief Compliance Officer.  Inappropriate trading activity can hurt a Fund’s performance as well as its shareholders.  Any Riverfront Access Person’s activity that is deemed inappropriate trading is a violation of this Code of Ethics and may result in a temporary suspension of a Riverfront Access Person’s trading privileges.

4.	Exempt Transactions

The guidelines and preclearance obligations of this Code of Ethics shall not apply to:

a.	Purchases or sales effected in any account over which a Riverfront Access Person has no direct or indirect influence, control or Beneficial Ownership;

b.
Changes in ownership positions related to stock splits, stock dividends or other similar actions by an issuer as well as purchases or sales of securities which are the result of a stock delivery or receipt upon option assignment by a contra party;

c.	Purchases of securities which are part of an automatic dividend reinvestment plan;

d.
Purchases of securities effected upon exercise of rights issued by an issuer pro-rata to holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights so acquired; or

e.
Purchases or sales of open-end investment companies (i.e., mutual funds) (other than Baird Funds and exchange traded funds), limited partnerships not traded on an exchange, variable rate bonds (also known as floaters), futures and options (on currencies or on a broad-based securities index), securities which are direct obligations or agency issues of the U.S. Government, short-term debt obligations, bankers’ acceptances, bank certificates of deposit, commercial paper, unit investment trusts that are invested exclusively in unaffiliated mutual funds, annuities, worthless securities, and money market instruments.

5.	Reporting Requirements & Certification of Compliance

a.	Initial Holdings Reports and Annual Holdings Reports

Each Riverfront Access Person must file, no later than ten (10) calendar days after designation as a Riverfront Access Person, a statement reflecting direct and indirect Beneficial Ownership of securities on an Initial Holdings Report (refer to Exhibit A).  The fourth quarter Personal Securities Transaction Attestation (refer to Exhibit B) will serve as the Annual Holdings Report.  The content of the holdings reports must be current as of a date 45 calendar days preceding receipt of the report.

b.	Quarterly Transaction Reports and Brokerage Account Reports

Each Riverfront Access Person must report his/her personal securities transactions at least quarterly.  In accordance with its duties as an investment adviser, Riverfront supplies each Riverfront Access Person with a Personal Securities Transaction Attestation Statement (refer to Exhibit B).  This Attestation must be reviewed, signed, and returned to Riverfront’s Chief Compliance Officer no later than 30 calendar days following the end of the calendar quarter.  Should a Riverfront Access Person acquire direct or indirect Beneficial Ownership of an account or securities that have not previously been disclosed, the relevant information should be included on the quarterly reports.

c.	Transactions exempt from Reporting

Riverfront Access Persons are not required to:

i.	Report securities held in accounts over which they have no direct or indirect influence or control;

ii.	Report purchases or sales of open-end investment companies (other than the Baird Funds and exchange traded funds); or

iii.	Report transactions effected pursuant to an automatic investment plan.

d.	Annual Code of Ethics Acknowledgment

Each Riverfront Access Person must annually attest that he/she has received a copy of this Code of Ethics.  Riverfront’s Chief Compliance Officer will annually email each Riverfront Access Person a current copy of this Code of Ethics requesting that each Riverfront Access Person respond confirming that he/she has received it.

e.	Duplicate Brokerage Confirmations and Statements

Riverfront’s Chief Compliance Officer will request duplicate copies of transaction confirmations and monthly/quarterly statements from the financial institution where the Riverfront Access Persons’ accounts are custodied.

f.	Monitoring of Personal Securities Transactions

Riverfront’s Chief Compliance Officer or delegates will monitor the personal securities transactions and trading patterns of Riverfront Access Persons in order to identify improper trading.   Riverfront’s Chief Compliance Officer will promptly report any improper trading to Baird Funds’ Chief Compliance Officer.

g.	Chief Compliance Officer’s Quarterly Reports
Baird Funds’ Chief Compliance Officer and administrator shall prepare a quarterly report to the Baird Funds’ Board of Directors which shall:

•	Identify any issues arising under this Code of Ethics including, but not limited to, any violations involving Riverfront Access Persons that required remedial action during the past quarter; and

•	Identify any recommended changes in existing restrictions or procedures based upon experience under this Code of Ethics, evolving industry practice, or developments in law or regulations

The quarterly reports shall be summarized in an annual report to the Baird Funds’ Board of Directors and shall include a certification from the Funds and Riverfront stating that the respective entity has adopted procedures reasonably necessary to prevent Riverfront Access Persons from violating the Code of Ethics.

V.	Recordkeeping

As documentation of compliance with the applicable securities laws, Riverfront’s and Baird’s Compliance Departments will maintain copies of pertinent information for no less than 5 years (with the information maintained in an easily accessible location for the first 2 years unless otherwise stated below).  This documentation includes, but is not limited, to the following:

•	Copy of each Code of Ethics that has been in effect any time during the past five years (easily accessible for 5 years);

•	A record of any violation of the Code of Ethics and any action taken as a result of such violation (easily accessible for 5 years);

•	Copy of Initial and Annual Holdings Reports, Quarterly Attestations, and Code of Ethics Annual and/or Amendment Acknowledgments of Receipt;

•	A list of current Riverfront Access Persons as well as a list of former Riverfront Access Persons who were designated as such during the past 5 years (easily accessible for 5 years);

•	A copy of reports provided to the Baird Funds’ Board of Directors pertaining to this Code of Ethics; and

•	Copies of New Issue Certification Forms and Private Investment Transaction Approval Request Forms.

VI.	Administration and Enforcement of the Code of Ethics

A.	Training and Education

Riverfront’s Chief Compliance Officer is responsible for training and educating Riverfront Access Persons regarding this Code of Ethics.

B.	Annual Review

Riverfront’s Chief Compliance Officer and Baird Funds’ Chief Compliance Officer shall each review this Code of Ethics annually and evaluate its effectiveness.

C.	Board Approval

Baird Funds’ Board of Directors must approve the content of this Code of Ethics as well as any changes made to it in the future.

D.	Report to Board

Violations of this Code of Ethics by Riverfront Access Persons will be brought to the attention of the Baird Funds’ Board of Directors at its quarterly meeting.

E.	Reporting Violations

Riverfront Access Persons are required to report any violations of this Code of Ethics promptly to Riverfront’s Chief Compliance Officer who in turn will report them to the Baird Funds’ Chief Compliance Officer.

F.	Sanctions

Upon discovering a violation of the Code of Ethics, Baird and/or Riverfront may impose appropriate sanctions.  The sanctions for inappropriate trading activities or knowingly filing false reports may include, among others, disgorgement of profits, fines, or suspension or termination of employment.  Sanctions may also be imposed for incomplete or untimely reports.

G.	Further Information Regarding the Code of Ethics

Please direct questions or concerns pertaining to this Code of Ethics to Riverfront’s Chief Compliance Officer or Baird Funds’ Chief Compliance Officer.

VII.	Definitions

“Affiliate”-

•	Any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person;

•	Any person 5 per centum or more whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

•	Any person directly or indirectly controlling, controlled by, or under common control with, such other person;

•	Any officer, director, partner, copartner, or employee of such other person;

•	If such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

•	If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

“Beneficial Ownership”- has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended.  In general, a person has beneficial ownership of a security if such person has or shares (a) voting or dispositive power with respect to such security and (b) a direct or indirect pecuniary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise.  A person is presumed to be the beneficial owner of securities held by immediate family members sharing a person’s household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships).  Beneficial ownership typically includes:

•	Securities held in a person’s own name;

•	Securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

•	Securities held by a bank or broker as a nominee or custodian on a person’s behalf or pledged as collateral for a loan; and

•	Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

“Control”- Power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

“Immediate Family”-

•	Spouses of Riverfront Access Persons;

•	Children of Riverfront Access Persons, if sharing a residence or supported directly or indirectly to a material extent; or

•	Any persons who are supported directly or indirectly to a material extent or living in the same residence.

“Pecuniary Interest”- The opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.  An indirect pecuniary interest generally includes securities held by members of a person’s immediate family sharing the same household (which includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships).

“Purchase or sale of a Security”- Includes the buying or writing of an option to purchase or sell a security and the purchase or sale of instruments which may be connected to securities a Fund holds or intends or proposes to acquire.

“Riverfront Access Person”- Please see page 2 of this Code of Ethics for a definition.

“Security”- Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly know as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.